Exhibit 10.2

UNITED THERAPEUTICS SHARE TRACKING AWARDS PLAN

TERMS & CONDITIONS FOR NON-EMPLOYEES

1.               Non-Transferability.  This Award may not be transferred in any manner other than by will or the laws of descent and distribution, and once vested may be exercised prior to expiration only by the Participant. If the Participant dies prior to exercising a vested Award, the Award may be exercised by the person or persons entitled to do so under Article 6 of the Plan.  The terms of this Award shall be binding upon the executors, administrators, heirs, successors, and assigns of the Participant.

2.               Vesting.  This Award shall vest in accordance with the vesting schedule so long as Participant satisfactorily performs the agreed-upon services for the Company or its subsidiaries for the period specified.

3.               Form of Payment.  The Appreciation (as that term is defined in Section 2.2 of the Plan) shall generally be paid to the Participant by Company check in the next accounts payable cycle following the Exercise Date..

4.               Withholding. As a condition to this Award, the Company will withhold in accordance with applicable law from any cash compensation payable to Participant any taxes required to be withheld by the Company under federal, state or local law as a result of Participant’s exercise of this Award.

5.               Special Exercise Rights.  Notwithstanding any other provision in the Plan or this Agreement to the contrary, upon a Change of Control of the Company (as defined in Section 2.6 of the Plan), the Participant’s death or Total Disability (as defined in Section 2.19 of the Plan), this Award shall become fully exercisable.  If so determined by the Compensation Committee of the Board of Directors, all or a portion of the Award shall be automatically exercised upon the occurrence of a Change of Control.

6.               Method of Exercise.  At any time prior to its expiration, this Award shall be exercisable upon delivery to the Company of an executed Award Exercise Form (a copy of which is attached hereto). This Award shall lapse and shall be without further force and effect if it remains unexercised by the Participant prior to the expiration date of the Award.

7.               Miscellaneous.  The Participant acknowledges receipt of a copy of the Plan which is annexed hereto, and Participant represents that he or she is familiar with the terms and provisions thereof. The Participant hereby accepts this Award subject to all the terms and provisions of the Plan. The Participant hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board of Directors and, where applicable, the Compensation Committee of the Board of Directors, upon any questions arising under the Plan.  In the event of any conflict between the provisions of the Plan and these Terms & Conditions, the provisions of the Plan shall govern.